Execution

EXHIBIT 10.39

EMPLOYEE LEASING AND LICENSING AGREEMENT

          THIS EMPLOYEE LEASING AND LICENSING AGREEMENT (the “Agreement”) is made by and between EN POINTE TECHNOLOGIES, INC. (“ENPT”) and EN POINTE GLOBAL SERVICES, INC. (the “Company”), effective as of the 17th day of October, 2003.

          WHEREAS, the Company desires to use the services of designated ENPT employees and license certain ENPT Marks (as defined below) and ENPT is willing to lease certain employees and license certain Marks to the Company; and

          WHEREAS, the parties desire to enter into this Agreement in order to set forth their respective rights and obligations relating to the employee leasing arrangement and the licensing of the Marks.

          NOW, THEREFORE in consideration of the promises and covenants and agreements herein contained and other good an valuable consideration, the receipt and sufficiency of which are herby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1. EMPLOYEE LEASING ARRANGEMENT

     1.1. Provision of Leased Employees. ENPT shall lease to the Company the employees designated in Appendix A (hereinafter “Leased Employees” or “Leased Employee” when referred to individually) pursuant to the terms and conditions hereof. The Leased Employees shall provide services to the Company but will, at all times during the period that said services are being provided, remain the employees of ENPT. ENPT will have the sole responsibility of hiring and discharging the Leased Employees, and will determine all aspects of each Leased Employee’s remuneration, including base pay, bonus levels, entitlement to benefits and annual salary treatment and progression.

     1.2. Payment of Compensation and Provision of Benefits. ENPT will remain solely responsible for all matters related to (i) the payment of all compensation and the provision of all employee benefits to the Leased Employees (including, without limitation, disability insurance, workers compensation and/or any other legally mandated benefit or insurance coverage), and (ii) the reporting, withholding and remittance of federal, state and local taxes with respect to wages or other compensation earned by the Leased Employees. The Leased Employees will not be entitled to receive any compensation from the Company and will not be entitled to participate in any employee benefit plan or arrangement maintained by the Company.

     1.3. Identification of Leased Employees. From time to time, the Company may request the services of Leased Employees by providing to ENPT a list of positions that it is seeking to fill and the job description of each such position (including any minimum qualifications necessary for each position). Upon receipt of any such request, ENPT will work expeditiously to identify which of its employees, if any, that are then available to fill the specified position and will describe to the Company the qualifications of each such employee.

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The Company may then select from the individuals identified by ENPT, if any, those individuals it desires to lease pursuant to this Agreement. The names of such individuals will then be added to Appendix A who will then be deemed Leased Employees. The employees of ENPT set forth on Appendix A as of the date hereof shall be deemed Leased Employees as of the commencement of this Agreement.

     1.4. Performance of Leased Employees. The Company will provide instructions and training to the Leased Employees as to the general nature of the work to be performed. The Company’s management will provide to ENPT, in any reasonable manner requested by ENPT, a report on each Leased Employee’s performance. The Company may, in its sole discretion, refuse to accept the services of any Leased Employee whose performance is unsatisfactory as determined by the Company. If the Company determines that a Leased Employee’s performance is unsatisfactory, the Company shall notify ENPT in writing and the Company shall thereafter have no obligation to pay for the services of such Leased Employee. The Company may also request, in writing, that the Leased Employee be replaced. The notice and/or request for replacement described in this Section 1.4 shall become effective at the time described in Section 3.2 of this Agreement. ENPT shall identify an individual to replace an unsatisfactory Leased within two business days of the effective date of the Company’s request for a replacement.

     1.5. Fees. The fees the Company will pay to ENPT for the service of Leased Employees (the “Fees”) are the following:

          1.5.1. reimbursement for each Leased Employee’s prorated annual base rate of compensation, overtime pay (if legally required), bonus payments and costs of employee benefits and insurance coverage, including employer-paid taxes incident to this compensation (e.g., unemployment insurance, FICA, etc.) (collectively “Leased Employee Cost”); and

          1.5.2. five percent (5%) of the Leased Employee Cost.

     1.6. Maintenance of Records. ENPT will keep appropriate records as may be necessary to enable the costs identified in Section 1.5 to be ascertained by the Company and will at all reasonable times produce such records and other relevant accounts, materials and information as the Company may require. The Company will maintain time and attendance records for each Leased Employee.

     1.7. Payment. ENPT shall submit to the Company invoices for Fees no more frequently than monthly. The Company shall pay the Fees thirty (30) days following receipt of an invoice from ENPT detailing the amounts due.

     1.8. Worksite and Supplies. The Leased Employees will work at the Company’s premises or at such location as is assigned by the Company. The Company will supply the employees with all equipment, materials and supplies required to perform services for the Company. The Company agrees to notify ENPT immediately upon becoming aware of any condition or situation which could be detrimental to the health or safety of the Leased Employees.

     1.9. Confidentiality. The Company agrees that it will not request any Leased Employee to use or provide to the Company any ENPT confidential or proprietary information,

equipment, materials or supplies (including but not limited to customer lists, computer hardware or software, operations practices or procedures, technical specifications, or any other confidential or proprietary information of ENPT) without the prior consent of ENPT.

     1.10. Ethics. Both parties to this Agreement acknowledge that the Leased Employees will be required to abide by any guidelines maintained by ENPT regarding ethical business practices, as well as any similar guidelines promulgated by the Company, throughout the period they are providing services to the Company under this Agreement.

     1.11. Liability Insurance. ENPT will maintain at all times and at its own cost a general liability insurance policy for actions arising out of the acts and omissions of Leased Employees occurring during the course of their employment and will name the Company as an additional insured under that policy.

     1.12. Expiration or Termination. Either party may terminate the employee leasing arrangement described in this Section 1 (the “Leasing Arrangement”) with 30 days advance written notice. Upon termination of the Leasing Arrangement with respect to any Leased Employee, the Company may hire such Leased Employee or engage such Leased Employee as a consultant.

     1.13. No Third Party Beneficiaries. Nothing in this Agreement will be deemed to create a contract or guaranty of employment for any person or to otherwise modify the employment relationship between ENPT and any Leased Employee. The parties agree that the intent of this Agreement is to benefit only the Company and ENPT, and this Agreement will not be construed as an agreement to benefit any third parties, including but not limited to Leased Employees.

     1.14. Survival. The obligations set forth in Sections 1.5, 1.6, 1.7, 1.9, 1.11 and 1.12 of this Agreement will survive the termination of the Leasing Arrangement.

2. LICENSE OF EN POINTE MARKS.

     2.1. Grant of License. Subject to the other provisions of this Section 2, ENPT grants to the Company a non-exclusive, royalty-free, non-transferable, non-sublicensable license during the License Term (as defined below) and all renewal terms thereof to use the Marks (as defined below) for use in connection with, and as part of, the Company’s (or its subsidiaries’) legal and/or trade names, marketing and advertising materials, letterhead, business cards, invoices and website (collectively the “Names and Goods”) anywhere in the world. The parties acknowledge that the Company is currently using ENPT’s Marks pursuant to an unwritten License Agreement, and such prior license shall be subject to the terms and conditions of this Agreement. For purposes of this Agreement, the “Marks” shall mean “En Pointe” and any derivation thereof.

     2.2. Ownership of the Marks. The Company acknowledges that ENPT owns all right, title and interest in the Marks and the goodwill associated with the Marks, and that any use of the Marks by the Company and any goodwill associated with such use shall inure to the benefit of ENPT. The Company agrees that it shall never attack or contest or assist others in attacking or contesting the Marks or ENPT’s rights in the Marks. The Company agrees not to register or attempt to register the Marks or any similar trade name, trademark or service mark, or cause the

Marks or any similar trade name, trademark or service mark to be registered in any country, state or other jurisdiction whether within or outside the Territory. ENPT hereby reserves the exclusive worldwide right to use and register the Marks for use on, and in connection with, any goods and services. If ENPT requires any specimens of use, or any photographic reproductions of other identifying materials of use by the Company, for any filing for a trademark and service mark, the Company shall promptly provide ENPT with same at the Company’s expense.

     2.3. Maintenance of Marks. Throughout the License Term the Company shall use commercially reasonable efforts to maintain the quality of the Marks, including (i) adhering to specific reasonable quality control standards that ENPT may from time to time promulgate and communicate to the Company with respect to the Marks; (ii) complying with all federal, state and local laws and regulations, governing the use of the Marks; and (iv) not altering or modifying the Marks in any way.

     2.4. License Term. The License Term shall commence on the date hereof and shall terminate at the option of ENPT upon written notice to the Company, which option shall only be exercisable during such time as ENPT owns less than five percent (5%) of the then outstanding Common Stock of the Company. In addition, the License Term shall terminate at the option of the Company at any time upon written notice of such termination to ENPT.

     2.5. Expiration of the License Term. Upon the expiration of the License Term the Company will cease using the Marks and shall use its best efforts to take all required action to change its corporate name so as to not include the Marks.

3. MISCELLANEOUS PROVISIONS

     3.1. Amendment and Waiver. This Agreement may not be altered, amended or modified at any time, unless such alteration, amendment or modification is approved in writing by the party against whom such modification, amendment or alteration is sought to be enforced.

     3.2. Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the party to be notified at the address as set forth on the signature page hereof or at such other address as such party may designate by ten (10) days advance written notice to the other parties hereto.

     3.3. Severability. In the event any provision of this Agreement is found to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired.

     3.4. Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof and no party shall be liable or bound to the other party in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein. No oral statements by any employee of the Company or ENPT will modify or otherwise affect the terms and provisions of this Agreement.

     3.5. Governing Law. This Agreement will be construed in accordance with the substantive laws of the State of Delaware, notwithstanding any contrary choice of law rules or principles.

     3.6. Assignment and Successors. Neither party may, voluntarily, by operation of law, or otherwise, assign any of its rights or delegate any of its obligations under this Agreement, without the express prior written consent of the other party; provided, however, that subject to the foregoing, this Agreement will bind and benefit the successors and permitted assigns of the Company and ENPT.

     3.7. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Agreement may be executed by facsimile signature(s) which shall be binding on the party delivering same, to be followed by delivery of originally executed signature pages.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

EN POINTE TECHNOLOGIES, INC.
By:	/s/ Bob Din
	Name:	Bob Din
Title: Address: 100 N. Sepulveda Boulevard, 19th Floor El Segundo, CA 90245

EN POINTE GLOBAL SERVICES, INC.
By:	/s/ Mark Briggs
	Name:	Mark Briggs
Title: Address: The Crusman Building 55 N. First Street, Suite 300 Clarksville, TN 37040

APPENDIX

LEASED EMPLOYEES

1.	N. Reese Bagwell

2.	Aaron Bubbs